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                                                                    EXHIBIT 10.7

                           Vascular Solutions, Inc.

                             Duett Sealing Device



                          Economics Substudy Contract



                          Privileged and Confidential

             Not to be Used Beyond the Intended Committee Function
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                 The Duett Economic, Quality of Life and Cost

                     Effectiveness Substudy Investigators



                William S. Weintraub, M.D., PI & Study Director

                             Christi Deaton, Ph.D.
                              Leslee Shaw, Ph.D.
                           Elizabeth Mahoney, Sc.D.
                          Andrzej S. Kosinski, Ph.D.
                             Steven Culler, Ph.D.
                              David Feeny, Ph.D.
                             Edmund Becker, Ph.D.


                           Emory University, Atlanta
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This Agreement, effective as of the date fully executed, is between Emory
University (Emory), Atlanta, GA, USA and Vascular Solutions, Inc. (VSI).

VSI agrees to engage Emory to perform an economic analysis as a substudy (Economic Study) of the Duett Vascular Sealing Device Trial (Duett). Dr. William Weintraub will be the Prinicpal Investigator of the Economic Study.

SCOPE:

Emory agrees to conduct the Economic Study as a portion of Duett as outlined in the attached protocol. VSI will be responsible for data collection, verification and completion. Emory will be responsible for the analytic work in determining costs, quality of life, and cost-effectiveness for the two treatment arms.

OBJECTIVES:

1) The protocol is as per the attachment. Any amendments to the protocol will be as agreed to by Emory and VSI.

2) Data Collection: Data collection will be performed for economic and quality of life data by the clinical investigators and will be managed by Emory.

3) Data Quality Reports: VSI may elect to provide Emory with data completion reports of clinical data over the course of the trial. If VSI does provide such reports, Emory will respond within 1 week as to the quality of the data. Emory agrees to work with VSI to try to improve data quality, but Emory will not be accountable for data quality.

4) Data Collection Forms: The forms to be used are specified in the protocol for the main Duett trial and in the Economic Study protocol. Any changes to these forms will require the agreement of Emory and VSI.

5) Data Management: Emory agrees to manage the data for the Economic Study until the completion of data collection for the Duett trial. At that time a copy of the entire clinical database, or subset of the database as necessary, for the Economic Study will be transferred to Emory in agreed to format, probably as an Access Database. This database to be transferred will be used by Emory for the Analytic work of the Economic Study. Emory will work with VSI to maintain referential integrity between the clinical and economic databases.

6) Economic Committee: An economic committee for the Economic Study will be organized by Emory and VSI with Dr. Weintraub as chair.

7) Publication: Emory agrees to provide VSI with at least 1 manuscript for peer reviewed publication. No abstract of manuscript will be submitted from the Economic Study without being reviewed by VSI. VSI shall have thirty (30) days to
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    respond to Emory with any requested revisions. Emory agrees to act upon the requested revisions in good faith and to delete any proprietary information prior to submission for publication.

8) Economic Study Investigators: The study investigators will include the personnel on the second title page above as well as any other personnel agreed to by Emory and the VSI.

TERM AND TERMINATION:

1) This agreement will be effective as of the data fully executed and shall remain in effect until December 31, 2000 or until it has been agreed to by Emory and the VSI that the scope of work is complete.

2) This agreement may be terminated by either party with 30 days written notice. In the event of early termination by VSI, VSI agrees to pay Emory for actual fees and expenses incurred by the University since the last payment period for which Emory was paid.

PAYMENT:

        The study is to cover a one year period. VSI agrees to pay Emory a total of $104,325. The payment schedule will be $10,000 when the contract is signed, $16,325 when the protocol is completed (for IRB submission) and all necessary data collection forms are delivered to VSI, $26,000 after 6 months, $26,000 after the data are complete, $26,000 when a manuscript has been prepared for publication. If data collection is not complete after 1 year, then VSI and Emory agree to renegotiate the budget.
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Signature of the parties to the Economic Study which is part of Duett

Emory University:


  /s/ Jane O'Connor
--------------------------------
Jane O'Connor
Associate Director of Research


  /s/ William S. Weintraub, M.D.
--------------------------------
William S. Weintraub, M.D.
Principal Investigator, Economic Study



Vascular Solutions, Inc.:


 /s/ By Howard C. Root
--------------------------------
Howard C. Root
CEO